Exhibit 99.1

MINERALS TECHNOLOGIES

Innovative Technologies.
Essential Solutions.™

News Release
Investor Contact: Lydia Kopylova, (212) 878-1831

Minerals Technologies Announces Successful Debt Refinancing

NEW YORK, November 26, 2024 (GLOBE NEWSWIRE) -- Minerals Technologies Inc. (NYSE: MTX) (MTI), a global specialty minerals company, today announced the closing of a new seven-year $575 million senior secured Term Loan B (TLB) along with the increase of its Revolving Credit Facility (Revolver) from $300 million of capacity due 2027 to $400 million due 2029.

Proceeds from the TLB will be used to refinance MTI’s existing $523 million Term Loan A and repay outstanding Revolver borrowings. This transaction extends the weighted average tenor of MTI’s capital structure to more than five years, increases the company’s liquidity by $150 million, and is neutral to the company’s leverage position.

“We are pleased with this refinancing, which reflects the strong credit profile of the company. We improved our balance sheet flexibility by extending maturities and increasing liquidity,” said Erik Aldag, Chief Financial Officer. “Our balance sheet is now even stronger and is well-positioned to support our long-term growth strategy.”

About Minerals Technologies Inc.

New York-based Minerals Technologies Inc. (MTI) is a leading, technology-driven specialty minerals company that develops, produces, and markets a broad range of mineral and mineral-based products, related systems, and services. MTI serves a wide range of consumer and industrial markets globally, including household, food and pharmaceutical, paper, packaging, automotive, construction, and environmental. The company reported global sales of $2.2 billion in 2023. For further information, please visit our website at www.mineralstech.com.